Exhibit 21.1

                                  Subsidiaries

Name                                              Jurisdiction of Incorporation            Ownership
----                                              -----------------------------            ---------
Full Power Enterprise Global Limited                 British Virgin Islands             100% (Direct)

Shenzhen Yuzhilu Aviation Service Co.                           China                   100% (Indirect)

Shenzhen Speedy Dragon Enterprises Limited                      China                   100% (Indirect)

Xian Golden Net Travel Services                                 China                   100% (Indirect)

Lanbao Travel Service Co, Ltd.                                  China                   100% (Indirect)

Foshan International Travel Service Co. Ltd.                    China                   100% (Indirect)